Medidata Appoints Dr. Maria Rivas to its Board of Directors
Appointment is initial step toward company pledge to 2020 Women on Boards initiative
NEW YORK--(BUSINESS WIRE)--Oct. 22, 2018-- Medidata (NASDAQ: MDSO) announced today that it has appointed Dr. Maria Rivas to its Board of Directors. An endocrinologist with extensive experience as a senior leader in the pharmaceutical industry, Dr. Rivas becomes the first woman to serve on the company’s board. This also marks her first public board appointment.
“We are thrilled that Maria has joined our board,” said Tarek Sherif, chairman and chief executive officer, Medidata. “She has deep experience as an executive leader, as well as an extensive background in research and health outcomes. We look forward to working with her, as we continue to lead digital transformation within life sciences.”
“It’s an honor to join the board of a company that continues to deliver innovative solutions which are transforming the industry,” said Dr. Rivas. “I look forward to working with the board and executive management to help Medidata succeed in its mission to power smarter treatments and healthier people.”
Dr. Rivas is the first board appointee as part of Medidata’s fulfillment of its 2020 Women on Boards initiative pledge which aims to have 20% female membership by 2020. Medidata was committed to finding a female candidate from an underrepresented population to serve on a public company board for the first time.
In her career, Dr. Rivas has built and led global teams of 2,000 medical, research, safety, communications, and compliance professionals in over 90 countries to deliver market insights and enrich product value propositions, improve healthcare, and enhance company reputation. She launched new products in multiple therapeutic areas including Oncology and Immunology. Dr. Rivas worked in US and international settings, including tertiary teaching hospitals and private practice.
For close to two decades, Dr Rivas served as a senior executive in S&P 500 companies and is currently the Senior Vice President, Head of Global Medical Affairs at the biopharma business of Merck KGaA, Darmstadt, Germany, which operates as EMD Serono in the U.S. and Canada.
About Medidata
Medidata is leading the digital transformation of life sciences, with the world's most used platform for clinical development, commercial, and real-world data. Powered by artificial intelligence and delivered by the #1 ranked industry experts, the Intelligent Platform for Life Sciences helps pharmaceutical, biotech, medical device companies, and academic researchers accelerate value, minimize risk and optimize outcomes. Medidata serves more than 1,000 customers and partners worldwide and empowers more than 100,000 certified users everyday to create hope for millions of patients. Discover the future of life sciences: www.mdsol.com

Source: Medidata
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